UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 10, 2005

MAVERICK TUBE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-10651	43-1455766
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16401 Swingley Ridge Road, Suite 700, Chesterfield, Missouri	63017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (636) 733-1600

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

¨                  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¨                  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

¨                  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¨                  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On August 10, 2005, the Board of Directors (“Board”) of Maverick Tube Corporation (“Maverick”) authorized Maverick to enter into an indemnification agreement with each current director and executive officer of Maverick. The Board may from time to time authorize Maverick to enter into additional indemnification agreements with future executive officers and directors of the Company.

Also on August 10, 2005, the following directors and executive officers of Maverick executed indemnification agreements: Paul McDermott, Gerald Hage, Wayne Mang, David Kennedy, C. Adams Moore, C. Robert Bunch, Joyce Schuldt, T. Scott Evans and James Cowan. Maverick expects that Jack B. Moore, a new director recently elected by the Board as further described in Item 5.02 of this Current Report on Form 8-K, will execute an indemnification agreement in the near future.

In general, the indemnification agreements provide that Maverick will, to the extent permitted by applicable law, indemnify each indemnitee against all expenses, judgments, fines and penalties actually and reasonably incurred in connection with the defense or settlement of any criminal, civil or administrative action brought against the indemnitee by reason of his or her relationship with Maverick. The agreements provide for indemnification rights regarding third-party claims and proceedings brought by or in the right of Maverick. In addition, the indemnification agreements provide for the advancement of expenses, under certain circumstances, incurred by the indemnitee in connection with any proceeding covered by the agreement.

The above description of the indemnification agreements does not purport to be complete and is qualified in its entirety by reference to the form of indemnification agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

On August 11, 2005, the Board approved the grant of 5,000 stock options to each of Mr. Moore and Gerald M. Hage, Maverick’s two most recently elected non-employee directors, under the Maverick Tube Corporation 2004 Stock Incentive Plan for Non-Employee Directors, as amended. The exercise price of each stock option is $34.22 per share and the options shall be fully exercisable on and after six months from the date of grant, subject to termination or acceleration as provided in the form of Non-Employee Director Non-Qualified Stock Option Agreement, which is filed as Exhibit 10.2 to this Current Report on Form 8-K (the "Agreement") and is incorporated by reference herein. Additional terms and provisions of each option grant are set forth in the Agreement.

Section  5 – Corporate Governance and Management

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 10, 2005, the Board of Directors (the “Board”) of Maverick Tube Corporation (“Maverick”) increased the size of the Board from six to seven members and elected Jack B. Moore to fill the resulting vacancy. Mr. Moore has agreed to serve as a member of the Audit Committee.

There is no arrangement or understanding between Mr. Moore and any other person pursuant to which Mr. Moore was selected as a director of Maverick, and there is no information required to be disclosed with respect to Mr. Moore pursuant to Item 404(a) of Regulation S-K.

Section 8 – Other Events

Item 8.01. Other Events

On August 15, 2005, Maverick Tube Corporation issued a press release announcing the exercise of its right to acquire all of the exchangeable shares of its Canadian subsidiary, Maverick Tube (Canada) Inc. that remaining outstanding. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

	10.1	Form of Indemnification Agreement with Executive Officers and Directors.
	10.2	Form of Non-Employee Non-Qualified Stock Option Agreement with respect to the Maverick Tube Corporation 2004 Stock Incentive Plan for Non-Employee Directors, as amended.
	99.1	Press Release dated August 15, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  August 16, 2005

MAVERICK TUBE CORPORATION

By:	/s/ Joyce M. Schuldt
Joyce M. Schuldt
Senior Vice President – Finance, Chief
Financial Officer and Secretary